Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Star Scientific, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated Star Scientific, Inc. 2008 Incentive Award Plan to be filed on or about March 28, 2014 of our reports dated March 17, 2014, relating to the consolidated statements of financial position of Star Scientific, Inc. as of December 31, 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Star Scientific, Inc., filed with the Securities and Exchange Commission on March 17, 2014.

/s/ Cherry Bekaert LLP

Richmond, VA

March 28, 2014